Exhibit 23.1


                   Consent of Independent Accountants

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated February 14, 1997, except as to Note 9, which is as of March 7, 1997, relating to the financial statements of Closure Medical
Corporation, which appears in such Prospectus. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Financial Data."

PRICE WATERHOUSE LLP

Raleigh, North Carolina
March 7, 1997

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